Exhibit 99

April 9, 2014

FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

Leucadia National Corporation CFO to Retire for Health Reasons

New York, New York, April 9, 2014 - Leucadia National Corporation (NYSE: LUK) today announced that Joseph A. Orlando, its Chief Financial Officer, intends to retire by August 31, 2014, due to orthopedic health issues that require his attention. A search is underway to recruit Mr. Orlando’s successor.

Richard B. Handler, Chief Executive Officer, and Brian P. Friedman, President, stated: “Joe is an outstanding partner and professional whom we will miss, but we support his need to focus on his health and comfort. We will diligently consider candidates for our CFO position and are confident we will succeed in recruiting a similarly world class professional for this role. We appreciate Joe’s commitment to a smooth transition.”

Joseph S. Steinberg, Chairman of Leucadia, commented: “Joe Orlando and I have worked together for more than twenty-five years. His contributions to Leucadia’s success have been far greater than the title CFO would otherwise describe. We will miss him very much and hope his health issues will be completely and successfully resolved.”

Mr. Orlando stated: “My twenty-seven years at Leucadia have been incredible and will forever be an important part of my life. I retire from the company with enormous confidence in our team and business.”

About Leucadia

Leucadia National Corporation (NYSE: LUK) is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, energy projects, asset management and real estate. The Company also owns equity interests in operating businesses that are accounted for under the equity method of accounting, including a commercial mortgage banking and servicing business, automobile dealerships and telecommunications services in Italy.